SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
October 26, 2005

MAGUIRE PROPERTIES, INC.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	1-31717 (Commission File Number)	04-3692625 (I.R.S. Employer Identification Number)

333 South Grand Avenue, Suite 400 Los Angeles, California (Address of principal executive offices)	90071 (Zip Code)

213-626-3300
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1	Registrant's Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

On October 26, 2005, Maguire Properties, Inc. (the "Company"), a real estate investment trust, and Macquarie Office Trust  ("MOF"), an Australian listed property trust, agreed to form a joint venture named Maguire Macquarie Office LLC (the "JV") to own, operate and acquire office properties principally located in Southern California. The Company estimates that the aggregate gross asset value of the initial JV portfolio of six assets at closing will be approximately $1.195 billion, and estimates that the formation of the JV will generate net proceeds to the Company of approximately $350 million. The JV is currently expected to be closed in the fourth quarter of 2005. The closing is subject to certain conditions, including, the assumption of existing loans and entry into new loans on certain properties and no material adverse change to the Company.

The JV will initially own a portfolio of six office properties located primarily in Southern California. As further described below, the Company will retain a 20% ownership interest in the JV and will be responsible for all day-to-day operations of the properties. The Company will receive fees from the JV for asset management, property management, leasing, construction management, acquisitions, dispositions and financing. Additionally, the Company will be entitled to outperformance distributions based on the results of the JV.

Upon closing, the aggregate size of the JV portfolio is expected to be nearly 4.0 million square feet, comprising five assets currently owned by the Company and one asset currently owned by MOF*:

Properties	Location	Occupancy	Rentable Square Feet

One California Plaza	Los Angeles, CA	88%	984,363
Cerritos Corporate Center	Cerritos, CA	100%	326,535
Washington Mutual Campus	Irvine, CA	100%	414,595
San Diego Tech Center	San Diego, CA	96%	643,586
Wells Fargo Center	Denver, CO	89%	1,201,380
*Stadium Gateway	Anaheim, CA	100%	272,826
Total			3,843,285

Set forth below is a description of certain significant terms of the JV set forth in the transaction documents. This description is qualified in its entirety by reference to the full text of the transaction documents to be filed by the Company.

Additional Contributions: Additional capital contributions agreed to by the Company and MOF will be made 80% by MOF and 20% by the Company.

Distributions: The JV will make monthly distributions of available cash, 80% to MOF and 20% to the Company. In addition to certain other distributions, the Company is entitled to an outperformance distribution at five year intervals from inception.

Company Management: The Company will be the manager of the JV, with sole control over its business and affairs (but will reasonably consult with the JV members regarding operational issues and decisions), except that major decisions require the unanimous approval of the management committee. The management committee contains an equal number of representatives from the Company and from MOF.

Asset Management: The Company (or its affiliate) will provide advisory and asset management services to the JV for a term of ten years, subject to automatic one-year extensions unless duly terminated. For such services, the Company (or the applicable affiliate) will be paid:

•	an asset management fee equal to 0.15% of the gross asset value of the five assets contributed by the Company on an annual basis, payable quarterly;
•	an acquisition fee payable on third-party acquisitions at the time of settlement (as a percentage of gross property acquisition price), with the percentage dependent upon sourcing;
•	a development management fee on development projects equal to 4.0% of the total development costs, excluding land, capitalized interest and financing costs;
•	a financing fee equal to 0.15% of the amount of any short-term financing and 0.50% of the amount of any other financing; and
•	a disposition fee equal to 0.25% of the gross property disposition price.
Property Management: An affiliate of the Company will provide property management, leasing and related services to the JV for a term of ten years, subject to automatic one-year extensions unless duly terminated. For such services, such affiliate will be paid:

•	commencing in the fourth year, for the properties in the initial portfolio, an amount that reflects the maximum reimbursable amount per property (not to exceed 3.0% of gross revenue for any property);
•
leasing commissions based on a variable market rate for new leases and renewals (typically 4% of total gross annual rent for years 1-5, 2% of total gross annual rent for years 6-10 and 1% of total gross annual rent for years 11-15).  If a licensed real estate broker other than the Company (or an affiliate) is the broker of record of any lease for the properties in the initial portfolio, and a commission is paid to such broker, then the Company shall only be entitled to 50% of the commission amount it would otherwise be entitled to as described above; and

•	a scaled construction management fee on capital improvement and tenant improvement works of 3% based on parameters to be agreed by the parties.
Restrictions on Transfer of Interests: Any direct or indirect transfer of an interest in the JV will require the consent of all parties, with limited exceptions.

Strategic Relationship: MOF and the Company will have a strategic relationship with respect to the future acquisition and management of office properties in the Southern California market, reflected in the following rights and obligations:

•
the Company will have an obligation to first present MOF with an opportunity (the "MOF Right") to acquire an interest, as determined by the Company, in certain office properties in Southern California that the Company proposes to acquire and that satisfy certain investment criteria to be determined on an annual basis by the parties (the "Investment Criteria"), up to a maximum amount of $200 million of equity investment by MOF in any calendar year. If MOF declines to participate, the Company can pursue the opportunity with an alternative partner on substantially the same economic terms;

•
MOF will have an obligation to first present the Company with an opportunity (the "Company Right") to acquire an interest, as determined by MOF, in certain office properties in Southern California that MOF proposes to acquire and that satisfy the Investment Criteria. If the Company declines to participate, MOF can pursue the opportunity with an alternative partner on substantially the same economic terms; and

•
the Company will not enter into joint venture arrangements with any other Australian partners relating to office or development properties located in the United States, unless the Company has first presented the opportunity to MOF and MOF has chosen not to proceed (the "JV Restriction").

Each of the MOF Right and the Company Right will terminate at the option of the other party on the occurrence of certain future events.

Development Opportunities: MOF shall have the right to acquire a 50% interest in future development at San Diego Tech Center and Washington Mutual Irvine Campus upon stabilization at 92.5% of the fair market value. Potentially new development at Washington Mutual Irvine Campus is 1,200,000 square feet and San Diego Tech Center is 145,000 square feet.

Income Target Agreement: Pursuant to the Income Target Agreement, the JV will escrow $7.5 million in cash from MOF's contribution (the "Income Support Escrow"). Interest on the Income Support Escrow will be allocated to the Company. If required, the JV will apply the escrowed funds to enable MOF to achieve its proportionate share of the targeted net operating income ("NOI") of the portfolio contributed by the Company (the "Company Portfolio NOI") to the JV for the first three complete calendar years following the formation of the JV, subject payable to certain conditions.

Master Lease: The Company will provide property master leases to the JV for the 12-month period following closing in the sum of $6.3 million, which amount shall be paid to the JV irrespective of leasing progress during that period. If the Company Portfolio NOI (before any income support payments) for the first 12 months following closing exceeds the targeted the Company Portfolio NOI, then the Company will be entitled to a rebate under the master leases equal to the lesser of (i) the amount by which actual Company Portfolio NOI exceeds the targeted amount, or (ii) $6.3 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

/s/	Dallas E. Lucas
Dallas E. Lucas
Executive Vice President and Chief Financial Officer

Dated: October 31, 2005